Exhibit 99.1

News Release

For Immediate Release

TearLab Announces Preliminary Fourth Quarter 2013 Revenue and Issues 2014 Revenue Guidance

SAN DIEGO, February 3, 2014 -- TearLab Corporation (Nasdaq:TEAR; TSX:TLB) (“TearLab” or the “Company”) today announced total revenue for the fourth quarter of 2013 is expected to be approximately $4.5 million, bringing expected full year 2013 revenues to approximately $14.7 million. These figures are preliminary and unaudited and final revenues may differ. The Company currently expects to report final 2013 financial results on March 13, 2014.

The preliminary expected revenues in the fourth quarter of 2013 reflect an increase of approximately 181% versus revenues of $1.6 million in the fourth quarter of 2012, and the preliminary expected revenues for all of 2013 reflect an increase of approximately 268% versus revenues of $4.0 million in 2012. Growth was driven by increased doctor adoption of the Company’s groundbreaking TearLab Osmolarity® test.

2014 Business Outlook

“In many respects, we only just crossed the starting line eight quarters ago with the FDA’s issuance of CLIA waiver at the end of January 2012. Since that time, we have focused on executing our marketing strategy and building our sales and customer support organization in order to help the TearLab Osmolarity test grow to its full potential,” commented Elias Vamvakas, TearLab’s Chief Executive Officer.

Mr. Vamvakas continued, “As we embark on the next leg of our roll out, we think that it is important that our stakeholders understand what we expect to achieve in 2014. Accordingly, we have decided to provide revenue guidance.”

For the fiscal year ending December 31, 2014, TearLab anticipates its full year revenue to be in the approximate range of $30 million to $33 million, representing total year-over-year revenue growth of between 104% and 125%.

“Our primary focus this year will be on improving the integration of the TearLab Osmolarity test into the daily routines of our customers. We believe that, based on the Company’s current recurring revenue base, new system placement estimates, and our expectation that average utilization rates will increase over the course of 2014 from the current 70% to approximately 85% for our Use contracts and from 30% to approximately 70% for our Masters agreements, we will be able to achieve another year of triple-digit revenue growth,” concluded Mr. Vamvakas.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol “TEAR’ and on the Toronto Stock Exchange under the symbol “TLB’.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s preliminary fourth quarter 2013 results, 2014 revenue, and average utilization rates which involve risks and uncertainties, and the Company's actual performance may differ materially from those expressed in or suggested by such statements. Risks and uncertainties include, without limitation:

●	Our expected fourth quarter 2013 financial results are preliminary and subject to change as we review the results as well as those that are audited by our independent auditors;
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Our expected full year 2014 revenues are dependent on many factors, including: our ability to successfully commercialize the TearLab Osmolarity System, our sole product, in the United States; our ability to obtain reimbursement for patient testing with the TearLab Osmolarity System; our ability to build our sales and customer support organization, and our ability to sell our product outside the United States as well as in the United States to physician operated laboratories with CLIA waiver certifications. If we are unsuccessful in one or of all of these factors, our revenues would be negatively affected and we may not be able to grow our business; and

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Our average utilization rates are dependent on how likely doctors or the market will adopt the TearLab Osmolarity System and if such utilization rates are lower than anticipated due to lower than anticipated reimbursement rates or our failure to successfully build our sales and marketing efforts, our financial condition may suffer and, thus, not allow us to achieve anticipated revenue growth.

These statements are only predictions based on our current expectations and projections about future events and may not actually reflect actual or future revenue results as such results may differ. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 26, 2013, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 13, 2013. We do not undertake to update any forward-looking statements.

CONTACT:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com